EXHIBIT 99.1

CONTACTS:	Investor Relations	U.S. Media Relations	European Media Relations
	Thor Erickson	Fred Roselli	Ros Hunt
	1 (678) 260-3110	1 (678) 260-3421	44 (0) 7528 251 022

COCA-COLA ENTERPRISES, INC.
REPORTS FIRST-QUARTER 2016 RESULTS

•	First-quarter diluted earnings per share were 29 cents on a reported basis or 41 cents on a comparable basis, including a negative currency translation impact of 2 cents.

•	Net sales were $1.5 billion, down 7 percent on a reported basis or down 3½ percent on a currency-neutral basis; comparable volume declined 4 percent.

•	Reported operating income was $122 million; comparable operating income was $162 million, down 2 percent or up 1½ percent on a currency-neutral basis.

•	CCE affirms its full-year guidance for 2016, including slightly positive comparable and currency-neutral net sales growth.

ATLANTA, April 28, 2016 - Coca-Cola Enterprises, Inc. (NYSE/Euronext Paris: CCE) today reported first-quarter 2016 operating income of $122 million or $162 million on a comparable basis. In the quarter, diluted earnings per share were 29 cents on a reported basis or 41 cents on a comparable basis. Currency translation had a negative impact of 2 cents on comparable diluted earnings per share.
For the first quarter, net sales totaled $1.5 billion, down 7 percent from the same quarter a year ago. On a currency-neutral basis, net sales declined 3½ percent. This includes the negative volume impact resulting from temporary supply chain disruptions in Great Britain related to the implementation of new software programs and processes. In addition, there was one fewer selling day in the quarter.
_____________________

A reconciliation of reported (GAAP) to comparable (non-GAAP) information and other non-GAAP measures used by management in managing the business are detailed on the following pages of this news release.

EXHIBIT 99.1

“Throughout our territories, we continue to face an overall soft consumer environment that has limited category growth,” said John F. Brock, chairman and chief executive officer. “However, the first quarter is our smallest, and we remain confident that our marketplace strategies, innovation initiatives, and customer-focused effectiveness will sustain our outlook for the full year.
“We are working diligently to close the transaction to create Coca-Cola European Partners by the end of the second quarter,” Mr. Brock said. “This will unite our company with the German and Iberian bottlers, create new synergies, improve operations through leveraging best practices, and most importantly, better enable us to achieve our ultimate goal: continuing to build shareowner value.”
Operating Review
During the first quarter, comparable volume declined 4 percent. This reflects continued difficult marketplace and macroeconomic trends across our territories and temporary supply chain disruptions in Great Britain related to the implementation of new software programs and processes. Volume in Great Britain declined 5 percent, and volume on the Continent declined 3½ percent.
Total volume results include 1 percent growth in still brands, driven by double-digit growth in water through increased availability of smartwater in Great Britain and solid mid-single-digit growth for Chaudfontaine. Sparkling brands declined 5 percent, reflecting a 6½ percent decline in Coca-Cola trademark brands and mid-single-digit growth in energy. Monster brands grew more than 15 percent through organic growth and expanded distribution in Norway that began mid last year.
For the first quarter, net pricing per case was flat, and cost of sales per case declined 2½ percent. Operating expenses increased 1½ percent. These figures are comparable and currency neutral.
“Even as we work to close the transaction to create Coca-Cola European Partners, our local teams are focused on delivering our plans for 2016,” said Damian Gammell, chief

EXHIBIT 99.1

operating officer. “We have solid marketing plans in place, including strong initiatives for the UEFA Euro 2016, which is Europe’s biggest soccer event, and a renewed focus on immediate consumption, including a variety of new packaging initiatives. And, we will benefit from initiatives supporting the ‘Taste the Feeling’ campaign, which will better link our four core Coca-Cola trademark products.”
Full-Year 2016 Outlook
CCE expects full-year 2016 comparable and currency-neutral net sales to be up slightly. The company expects full-year 2016 free cash flow in a range of $500 million to $550 million after expected CCEP transaction cash costs of $75 million to $100 million. Capital expenditures are expected to be approximately $325 million. Weighted-average cost of debt is expected to be approximately 3 percent, and the comparable effective tax rate for 2016 is expected to be between 26 percent and 28 percent. Given the pending transaction, CCE does not expect to repurchase shares in 2016.
Coca-Cola European Partners
As announced in the third quarter of 2015, Coca-Cola Enterprises, Coca-Cola Iberian Partners, S.A.U. (“CCIP”), and Coca-Cola Erfrischungsgetränke GmbH (“CCEG”), a wholly owned subsidiary of The Coca-Cola Company (NYSE: KO), have agreed to combine their businesses into a new company to be called Coca-Cola European Partners plc (“CCEP”), in a transformational transaction that will create the world’s largest independent Coca-Cola bottler, based on net sales.
Pending collective approval by Coca-Cola Enterprises’ shareowners and regulatory agencies, the transaction is expected to close by the end of the second quarter, 2016.

Conference Call
CCE will host a conference call with investors and analysts today at 10 a.m. EDT. The call can be accessed through the company’s website at www.cokecce.com.

EXHIBIT 99.1

About CCE
    Coca-Cola Enterprises, Inc. is the leading Western European marketer, producer, and distributor of nonalcoholic ready-to-drink beverages and one of the world’s largest independent Coca-Cola bottlers. CCE is the sole licensed bottler for products of The Coca-Cola Company in Belgium, continental France, Great Britain, Luxembourg, Monaco, the Netherlands, Norway, and Sweden. CCE operates with a local focus and has 17 manufacturing sites across Europe, where the company manufactures nearly 90 percent of its products in the markets in which they are consumed. Sustainability is core to CCE’s business, and the company has been recognized by leading organizations in North America and Europe for its progress in water use reduction, carbon footprint reduction, and recycling initiatives. For more information about CCE, please visit www.cokecce.com and follow the company on Twitter at @cokecce.

Forward-Looking Statements

Included in this news release are forward-looking management comments and other statements that reflect management’s current outlook for future periods. As always, these expectations are based on currently available competitive, financial, and economic data along with our current operating plans and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. The forward-looking statements in this news release should be read in conjunction with the risks and uncertainties discussed in our filings with the Securities and Exchange Commission (“SEC”), including our most recent Form 10-K and other SEC filings.
This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval.
In connection with the proposed transaction, CCEP has filed with the SEC a registration statement on Form F-4 that includes a definitive proxy statement/prospectus regarding the proposed transaction. A definitive proxy statement/prospectus has been mailed to CCE’s shareowners in connection with the proposed transaction.

# # #